Exhibit 99.2

DEMANDWARE, INC.
FINANCIAL STATEMENTS
DECEMBER 31, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Demandware, Inc.
Burlington, Massachusetts
We have audited the accompanying consolidated balance sheets of Demandware, Inc. and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Demandware, Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
February 26, 2016

DEMANDWARE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$114,989	$158,827
Short-term investments	82,020	84,880
Accounts receivable—net of allowance for doubtful accounts of $1,328 and $525 at December 31, 2015 and 2014, respectively	60,793	42,441
Prepaid expenses and other current assets	8,424	8,564
Total current assets	266,226	294,712
Property and equipment, net	21,862	14,028
Intangible assets, net	23,805	10,266
Goodwill	59,465	24,379
Other assets	6,040	1,785
Total assets	$377,398	$345,170
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	2,866	3,581
Accrued expenses	37,287	25,153
Deferred revenue	31,426	22,799
Total current liabilities	71,579	51,533
Deferred revenue	15,133	12,168
Other long-term liabilities	2,763	1,424
Total liabilities	89,475	65,125
Commitments and contingencies (Note 12)
Redeemable noncontrolling interests	457	823
Stockholders’ equity:
Preferred stock, $0.01 par value per share—10,000 shares authorized	0	0
Common stock, $0.01 par value per share—240,000 shares authorized; 36,224 and 35,281 shares issued and 36,224 and 35,279 shares outstanding at December 31, 2015 and 2014, respectively	362	353
Additional paid-in capital	437,137	391,896
Treasury stock, at cost (2 shares at December 31, 2014)	0	(137)
Accumulated other comprehensive loss	(858)	(352)
Accumulated deficit	(149,175)	(112,538)
Total stockholders’ equity	287,466	279,222
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$377,398	$345,170

The accompanying notes are an integral part of these consolidated financial statements.

DEMANDWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31,
	2015	2014	2013
Revenue:
Subscription	$200,952	$145,879	$95,733
Services	36,327	14,674	10,881
Total revenue	237,279	160,553	106,614
Cost of revenue:
Subscription	40,166	26,933	17,157
Services	27,299	15,115	10,860
Total cost of revenue	67,465	42,048	28,017
Gross profit	169,814	118,505	78,597
Operating expenses:
Sales and marketing	100,865	74,432	52,384
Research and development	65,342	34,983	20,787
General and administrative	46,272	36,882	23,337
Total operating expenses	212,479	146,297	96,508
Loss from operations	(42,665)	(27,792)	(17,911)
Other income (expense):
Interest income	437	312	210
Interest expense	0	(108)	(255)
Other income (expense)	395	(1,522)	528
Other income (expense), net	832	(1,318)	483
Loss before income taxes	(41,833)	(29,110)	(17,428)
Income tax (benefit) provision	(4,832)	(2,050)	574
Net loss	(37,001)	(27,060)	(18,002)
Less: Net loss attributable to noncontrolling interest	(364)	(7)	0
Net loss attributable to Demandware	$(36,637)	$(27,053)	$(18,002)
Net loss per share attributable to Demandware, basic and diluted	$(1.02)	$(0.78)	$(0.58)
Weighted average number of common shares outstanding, basic and diluted	35,793	34,806	30,795

The accompanying notes are an integral part of these consolidated financial statements.

DEMANDWARE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Year Ended December 31,
	2015	2014	2013
Net loss	$(37,001)	$(27,060)	$(18,002)
Other comprehensive (loss) income:
Foreign currency translation adjustments	(470)	(405)	93
Unrealized loss on marketable securities, net of tax	(38)	(11)	(12)
Other comprehensive (loss) income	(508)	(416)	81
Total comprehensive loss	(37,509)	(27,476)	(17,921)
Less: Net loss attributable to noncontrolling interest	(364)	(7)	0
Less: Other comprehensive loss attributable to noncontrolling interest	(2)	0	0
Total comprehensive loss attributable to Demandware	$(37,143)	$(27,469)	$(17,921)

The accompanying notes are an integral part of these consolidated financial statements.

DEMANDWARE, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands, except per share data)

	Common Stock $0.01 par value		Treasury Stock		Additional Paid-In	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	(Loss) Income	Deficit	Equity
BALANCE—December 31, 2012	29,842	$298	0	$0	$170,997	$ (17)	$ (67,483)	$103,795
Stock-based compensation					14,688			14,688
Exercise of common stock options	1,247	13			7,935			7,948
Vesting of restricted stock	167	2			(2)			0
Issuance of common stock through employee stock purchase program	15				544			544
Issuance of common stock in connection with public offering, net of issuance costs of $482	2,997	30			162,604			162,634
Net loss							(18,002)	(18,002)
Other comprehensive income						81		81
BALANCE—December 31, 2013	34,268	343	0	0	356,766	64	(85,485)	271,688
Stock-based compensation					26,348			26,348
Nonemployee stock-based compensation					553			553
Exercise of common stock options	572	6			6,842			6,848
Vesting of restricted stock	414	4			(4)			0
Issuance of common stock through employee stock purchase program	27				1,391			1,391
Treasury stock activity			2	(137)				(137)
Net loss attributable to Demandware							(27,053)	(27,053)
Other comprehensive loss attributable to Demandware						(416)		(416)
BALANCE—December 31, 2014	35,281	353	2	(137)	391,896	(352)	(112,538)	279,222
Stock-based compensation					36,926			36,926
Nonemployee stock-based compensation					632			632
Exercise of common stock options	368	4			6,245			6,249
Vesting of restricted stock	543	5			(5)			0
Issuance of common stock through employee stock purchase program	34	0			1,580			1,580
Retirement of treasury stock	(2)	0	(2)	137	(137)			0
Net loss attributable to Demandware							(36,637)	(36,637)
Other comprehensive loss attributable to Demandware						(506)		(506)
BALANCE—December 31, 2015	36,224	$362	0	$0	$437,137	$(858)	$ (149,175)	$287,466

The accompanying notes are an integral part of these consolidated financial statements.

DEMANDWARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2015	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (37,001)	$ (27,060)	$ (18,002)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	12,729	6,601	4,385
Consulting expense settled with stock awards	632	553	0
Bad debt expense	1,445	671	497
Stock-based compensation	36,720	26,630	14,688
Deferred income taxes	(5,890)	(2,798)	0
Amortization of premium on marketable securities	411	802	564
Write-off of other current asset	0	0	698
Other non-cash reconciling items	524	126	22
Changes in operating assets and liabilities:
Accounts receivable	(10,689)	(13,856)	(9,684)
Prepaid expenses and other current assets	1,646	(4,207)	(973)
Accounts payable	(178)	399	(274)
Accrued expenses	10,392	8,019	8,843
Deferred revenue	6,982	8,045	8,841
Other assets and liabilities	(2,846)	(306)	(558)
Net cash provided by operating activities	14,877	3,619	9,047
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(15,767)	(9,180)	(5,731)
Development of internal use software	(1,927)	0	0
Purchase of marketable securities	(114,312)	(132,750)	(56,921)
Sale and maturity of marketable securities	120,976	84,191	67,464
Acquisition, net of cash acquired	(54,733)	(33,264)	0
Net cash (used in) provided by investing activities	(65,763)	(91,003)	4,812
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from follow-on public offering, net of underwriting discounts and commissions	0	0	162,634
Proceeds from shares purchased under Employee Stock Purchase Plan	1,580	1,391	544
Proceeds from exercise of stock options	6,249	6,848	7,948
Proceeds from issuance of notes payable	0	0	1,997
Payments of equipment notes	0	(3,345)	(2,757)
Contribution from redeemable noncontrolling interests	0	830	0
Treasury stock repurchase	0	(137)	0
Payments of software financing agreement	0	(766)	(944)
Net cash provided by financing activities	7,829	4,821	169,422
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(781)	(1,035)	267
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(43,838)	(83,598)	183,548
CASH AND CASH EQUIVALENTS—Beginning of year	158,827	242,425	58,877
CASH AND CASH EQUIVALENTS—End of year	$114,989	$158,827	$242,425
SUPPLEMENTARY INFORMATION:
Interest paid	$0	$101	$242
Income taxes paid	$847	$759	$297
NONCASH INVESTING AND FINANCING ACTIVITIES:
Purchase of property and equipment included in accounts payable and accrued expenses	$81	$669	$554
Stock based compensation capitalized as internal use software	206	0	0
Software license technical support acquired by assuming directly related liabilities	0	0	561
 The accompanying notes are an integral part of these consolidated financial statements.

DEMANDWARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION
Company Overview— Demandware, Inc. (the “Company”) provides enterprise-class cloud commerce solutions for retailers and branded manufacturers, including solutions for digital commerce and point of sale, as well as order management and predictive intelligence capabilities. The Company’s Demandware Commerce offering is a combination of the Company’s cloud platform, community and related services that enables customers to establish and execute complex digital commerce strategies. Demandware Commerce facilitates global expansion, omni-channel processes, multi-brand and multi-site rollouts, predictive merchandising and in-store operations. The foundation of the Company’s offering is the Company’s technology platform, the Demandware Commerce Cloud. Through the Company’s highly scalable, secure and open platform, the Company’s customers create seamless brand experiences to reach their consumers across all digital touch points globally, including ecommerce sites, mobile applications, social media channels and in the store.
The Company sells subscriptions to its cloud software and related services through both a direct sales force and indirect channels. The Company’s current customers consist primarily of retailers and branded manufacturers that operate principally in the following vertical markets: apparel and footwear, health and beauty, home and garden, sporting goods, general merchandise and other categories.
The Company conducts its domestic operations through its headquarters in Burlington, Massachusetts and conducts its international operations through its direct and indirect subsidiaries in Germany, the United Kingdom, France, Sweden, Italy, the Netherlands, Australia, China, Hong Kong and India and its joint venture in Japan.
Basis of Presentation and Consolidation—The consolidated financial statements include the accounts of the Company and those entities in which it has a controlling interest. All intercompany transactions have been eliminated in consolidation. Tomax Corporation’s results of operations have been included in the Company’s consolidated financial statements since January 12, 2015, the date of acquisition (see Note 4).
Changes in Presentation—Changes have been made to the presentation of other current liabilities within the consolidated balance sheet as these amounts are now included in accrued expenses. Additionally, deferred rent expense in the consolidated statement of cash flows, previously included as an adjustment to reconcile net loss to net cash provided by operating activities, is now presented as a change in operating assets and liabilities in the current year presentation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue, cost of revenue, and expenses during the reporting period. Actual results could differ from those estimates.
Business Combination—The Company allocates the purchase price to the assets acquired and the liabilities assumed at their estimated fair values as of the date of the acquisition with any excess of the purchase price paid over the estimated fair value of net assets acquired recorded as goodwill. The fair value of the assets acquired and liabilities assumed is typically determined by using either estimates of replacement costs or multiple period excess earnings methods. Contingent payments that are dependent upon post-combination services, if any, are considered separate transactions outside of the business combination and therefore included in the post-combination operating results. Transaction costs in connection with the acquisition are recorded as operating expenses.
Derivative Instruments— The Company is exposed to foreign currency exchange rate risk relating to its ongoing business operations. Forward contracts on various foreign currencies are entered into to manage the foreign currency exchange rate risk and are intended to offset economic exposures of the Company. The Company does not use derivative financial instruments for trading or speculative purposes. The Company does not designate these forward contracts as hedging instruments and these contracts are carried at fair value with changes in value recorded in operations as other income (expense). Cash flows from these forward contracts are reported in the consolidated statement of cash flows under cash flows from operating activities. See Note 6 for further discussion.
Foreign Currency—The functional currency of the Company’s foreign subsidiaries is the local currency. All assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenue and expenses are translated at the average exchange rate during the period. Translation gains or losses are included as a component of accumulated other comprehensive loss in the accompanying consolidated statements of stockholders’ equity. Transaction gains or losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in other income (expense) in the accompanying consolidated statements of operations as incurred. For the years ended December 31, 2015, 2014 and 2013, foreign currency transaction (losses) gains of $(0.6) million, $(1.7) million and $0.6 million, respectively, are included in other income (expense) in the accompanying consolidated statements of operations. The foreign currency transaction losses during the years ended December 31, 2015 and 2014 were offset by gains on foreign currency forward contracts of $1.0 million and $0.3 million, respectively. No foreign currency forward contracts were entered into during the year ended December 31, 2013.
Cash Equivalents and Short-Term Investments—The Company considers all highly liquid investments maturing within 90 days from the date of purchase to be the equivalent of cash for the purpose of balance sheet and statement of cash flows presentation. As of December 31, 2015, $101.7 million of the Company’s cash equivalents were invested in money market funds, and $1.9 million in marketable securities. As of December 31, 2014, $140.1 million of the Company’s cash equivalents were invested in money market funds and $2.5 million in marketable securities.
Short-term investments in marketable securities are classified as available-for-sale and mature within 12 months from the date of purchase. The Company’s investments in marketable securities are recorded at fair value, with any unrealized gains and losses, net of taxes, reported as a component of stockholders’ equity until realized or until a determination is made that an other-than-temporary decline in market value has occurred. When the Company determines that an other-than-temporary decline has occurred for debt securities that the Company does not then intend to sell, the Company recognizes the credit loss component of an other-than-temporary impairment in other income (expense) and the remaining portion in other comprehensive loss. The credit loss component is identified as the amount of the present value of cash flows not expected to be received over the remaining term of the security, based on cash flow projections. In determining whether an other-than-temporary impairment exists, the Company considers: (i) the length of time and the extent to which the fair value has been less than cost; (ii) the financial condition and near-term prospects of the issuer of the securities; and (iii) the Company’s intent and ability to retain the security for a period of time sufficient to allow for any anticipated recovery in fair value. The cost of marketable securities sold is determined based on the specific identification method and any realized gains or losses on the sale of investments are reflected as a component of interest income or expense.
Accounts Receivable—Accounts receivable represent trade receivables from customers when the Company has invoiced for software subscriptions and/or services and it has not yet received payment. The Company maintains an allowance for doubtful accounts for the estimated probable losses on uncollectible accounts receivable, and presents accounts receivable net of this allowance. The allowance is based upon a number of factors including the credit worthiness of customers, the Company’s historical experience with customers, the age of the receivable, insolvency filings and current market and economic conditions. Such factors are reviewed and updated by the Company on a quarterly basis. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.
Activity within the allowance for doubtful accounts is as follows, (in thousands):

	Years Ended December 31,
	2015	2014	2013
Balance at beginning of year	$525	$459	$0
Charges	1,445	671	497
Write-offs	(642)	(605)	(38)
Balance at end of year	$1,328	$525	$459

Concentrations of Credit Risk and Significant Customers—Financial instruments that potentially expose the Company to concentrations of credit risk include cash, cash equivalents, marketable securities, foreign currency forward contracts and accounts receivable. The Company maintains substantially all of its cash, cash equivalents, marketable securities and foreign currency forward contracts with financial institutions that management believes are of high credit quality. To manage credit risk related to accounts receivable, the Company evaluates the allowances for potential credit losses. To date, losses resulting from uncollected receivables have not exceeded management’s expectations.
As of December 31, 2015 and 2014, no single customer comprised more than 10% of accounts receivable. For the years ended December 31, 2015, 2014 and 2013, no single customer comprised more than 10% of the Company’s revenue.
Property and Equipment—Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, which range from three to five years. Leasehold improvements are amortized over the lesser of the term of the lease or the useful life of the asset. When assets are retired or disposed of, the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is included in the determination of net income or loss. Maintenance and repair expenditures are charged to expense as incurred.

Research and Development and Internal Use Software—Research and development expenses consist primarily of personnel and related expenses for the Company’s research and development staff, including salaries, benefits, bonuses and stock-based compensation and the cost of certain third party contractor costs. Expenditures for research and development, other than internal use software costs, are expensed as incurred.
The Company capitalizes certain development costs related to upgrades and enhancements to its cloud commerce platform when it is probable the expenditures will result in additional functionality. Such development costs are capitalized when the preliminary project stage is completed and it is probable that the project will be completed and the software will be used to perform the function intended. These capitalized costs include external direct costs of services consumed in developing or obtaining internal-use software and personnel and related expenses for employees who are directly associated with and who devote time to internal-use software projects. Capitalization of these costs cease once the project is substantially complete and the software is ready for its intended purpose. Post-configuration training and maintenance costs are expensed as incurred. Capitalized internal use software costs are recorded as part of intangible assets and amortized to cost of subscription revenue using a straight-line method over the estimated useful life of the software, generally three to five years, commencing when the software is ready for its intended use.
During the year ended December 31, 2015, $2.1 million of internal use software development costs were capitalized, primarily related to the development of Demandware Store. During the years ended December 31, 2014 and 2013, no internal use software development costs were capitalized. Amortization expense related to internal use software totaled $0.2 million during the year ended December 31, 2015. The net book value of capitalized internal use software at December 31, 2015 was $1.9 million.
Segment and Geographic Information—Operating segments are defined as components of an enterprise for which discrete financial information is available which is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources and assess performance. The Company’s chief operating decision maker (“CODM”) is the Chief Executive Officer. The CODM reviews consolidated operating results to make decisions about allocating resources and assessing performance for the entire Company. The CODM views the Company’s operations and manages its business as one operating segment.
Information about the Company’s revenue and long-lived assets in different geographic regions is presented in the tables below (in thousands):

	Year Ended December 31,
	2015	2014	2013
Revenue:
United States	$152,553	$99,085	$63,155
Germany	25,664	22,218	16,521
United Kingdom	24,627	18,328	13,130
All other international	34,435	20,922	13,808
Total revenue	$237,279	$160,553	$106,614
Long-lived assets:
United States	$20,717	23,214	$8,814
Germany	387	455	362
United Kingdom	93	429	554
All other international	665	196	60
Total long-lived assets	$21,862	$24,294	$9,790

Goodwill and Purchased Intangible Assets—Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill is reviewed for impairment at the reporting unit level annually on November 30th or more frequently if indicators of impairment are present or if changes in circumstances suggest that impairment may exist. The first step of the goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the Company’s reporting unit exceeds its carrying amount, the goodwill of the reporting unit is not considered impaired. If the carrying amount of the Company’s reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill. No impairment losses have been recognized.

Purchased intangible assets represent those acquired from business combinations and are deemed to have a definite life. They are amortized over their useful lives, generally ranging from three to ten years. The Company evaluates intangible assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset or asset group may not be recoverable. During the years ended December 31, 2015 and 2014, no such impairment indicator was identified.
Revenue Recognition—The Company generates revenue from sales of ecommerce, order management, point of sale and predictive email subscriptions, activation fees and related professional services. Professional services include implementation services, consulting services to support the Company’s customers once they are live on the Company’s solutions, and training, as well as managed services, maintenance and related support services for the Company’s non-subscription customer base.
The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery to customers has occurred or services have been rendered, the fee is fixed or determinable, and collectability is reasonably assured. The Company does not recognize revenue in excess of the amounts which it has the right to invoice in an annual subscription year.
In most instances, revenue from new customer acquisition is generated under sales agreements with multiple elements, comprised of subscription fees, related activation fees that allow customers to access the solutions, and professional services. The Company evaluates each element in a multiple-element arrangement to determine whether it represents a separate unit of accounting. An element constitutes a separate unit of accounting when the delivered item has standalone value and delivery of the undelivered element is probable and within the Company’s control. Subscriptions have standalone value because they are routinely sold separately by the Company.
Other than the Company’s site readiness assessment offering, the Company’s professional services have standalone value because the Company has sold professional services separately or there are third party vendors that routinely provide similar professional services to the Company’s customers on a standalone basis. The Company does not have evidence of standalone value for site readiness assessments because they are not sold on a standalone basis and can only be provided by the Company.
Activation services provide access to the Company’s digital environment through production launch and are billed during the implementation phase and recorded as deferred revenue until a customer’s subscription period has commenced. Activation services do not have standalone value because they are only sold in conjunction with a subscription to the Company’s ecommerce solutions, they are only sold by the Company, a customer could not resell it, and they do not represent the culmination of a separate earnings process.
The Company allocates revenue to each element in an arrangement based on a selling price hierarchy. The selling price for a deliverable is based on its vendor-specific objective evidence (“VSOE”), if available, third party evidence (“TPE”), if VSOE is not available, or best estimated selling price (“BESP”), if neither VSOE nor TPE is available. As the Company has been unable to establish VSOE or TPE for certain elements of its arrangements, the Company establishes the BESP for these elements primarily by considering historical sales prices when sold on a standalone basis along with other factors such as gross margin objectives, pricing practices, growth strategy and geographic market conditions.
Subscriptions fees include fees derived from contractually committed minimum levels of gross revenue processed by ecommerce customers on the Company’s cloud digital commerce platform, and fees derived from such customers’ gross revenue processed above the minimum contracted levels. Customers do not have the contractual right to take possession of the Company’s cloud software. The consideration allocated to the subscription for the aggregate minimum subscription fee is recognized on a straight-line basis over the subscription term once a customer’s subscription period has commenced. Should an ecommerce customer exceed the specified minimum levels of gross revenue, fees for customer gross revenue processed in excess of the committed minimum level are billed for the excess processing. The Company recognizes revenue from the fees it receives for its customers’ gross revenue processed in excess of the committed minimum level in the period in which such gross revenue is processed and earned. The Company’s order management and predictive email subscriptions are typically based on a per transaction or volume fee, which is common pricing for those capabilities, for a committed term.
Fees for activation and site readiness assessments without standalone value are recognized ratably over the longer of the life of the agreement or the expected customer life, which is currently estimated to be just over six years. The Company evaluates the length of the amortization period based on its experience with customer contract renewals and consideration of the period over which those customers will benefit from the related offerings.
The consideration allocated to professional services with standalone value is recognized as revenue using the proportional performance method.
Deferred revenue primarily consists of the unearned portion of billed subscription and services fees. Once a customer’s subscription period has commenced, the Company typically invoices customers on a monthly or quarterly basis. In addition, the

Company generally invoices all or a portion of the first year subscription fees in advance upon customer contract execution as an initiation payment. Initiation payments are included in deferred revenue upon payment.
Reimbursable costs received for out-of-pocket expenses are recorded as revenue and cost of revenue in the consolidated statements of operations. Sales taxes collected from customers and remitted to government authorities are excluded from revenue.
Cost of Revenue—Cost of subscription revenue primarily consists of hosting costs, data communications expenses, depreciation expenses associated with computer equipment, personnel and related costs, including salaries, bonuses, employee benefits and stock compensation, software license fees and amortization expenses associated with purchased intangible assets and capitalized software. In addition, the Company allocates a portion of overhead, such as rent, IT costs, depreciation and employee benefits costs, to cost of revenue based on headcount.
Cost of services revenue primarily consists of personnel and related costs, third party contractors and allocated overhead. The Company’s cost of services revenue is expensed as the costs are incurred.
Impairment of Long-Lived Assets—The Company considers whether indicators of impairment of its long-lived assets are present. If such indicators are present, the Company determines whether the aggregate of the estimated undiscounted future cash flows attributable to such assets is less than their carrying amount, and if so, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. To date, no such impairment has occurred.
Advertising—Advertising costs are charged to operations as incurred and include direct marketing, events, public relations, sales collateral materials and partner programs. Advertising expense was approximately $12.6 million, $8.4 million and $6.2 million for the years ended December 31, 2015, 2014 and 2013, respectively.
Income Taxes—Deferred tax assets and liabilities are recognized based on temporary differences between the financial reporting and income tax bases of assets and liabilities using rates anticipated to be in effect when such temporary differences reverse. A valuation allowance against deferred tax assets is recorded, based upon the available evidence, if it is more likely than not that some or all of the deferred tax assets will not be realized. The Company assesses its income tax positions and records tax benefits based upon management’s evaluation of the facts, circumstances, and information available at the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, the Company records the largest amount of tax benefit with a greater than 50 percent likelihood of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information. For those income tax positions for which it is not more likely than not that a tax benefit will be sustained, no tax benefit is recognized in the financial statements. The unrecognized tax benefits are currently presented as a reduction to the deferred tax assets in the financial statements, unless the uncertainty is expected to be resolved within one year. Potential interest and penalties associated with such uncertain tax positions are recorded as a component of income tax expense.
Stock-Based Compensation—The Company accounts for all stock awards granted to employees and nonemployees using a fair value method. The fair value of restricted stock awards is based on the closing price of the Company’s common stock on the award grant date, and the fair value of stock option awards is determined using the Black-Scholes option pricing model. Compensation expense is then recognized on a straight-line basis over the requisite services period, which is the vesting period of the award. The measurement date for employee awards is the date of the grant, and the measurement date for nonemployee awards is the date the performance or services are completed.
Other Comprehensive (Loss) Income—Other comprehensive (loss) income consists of foreign currency translation adjustments and unrealized gains or losses on marketable securities.
Warranties—The Company includes service level commitments to its customers warranting certain levels of uptime and performance and permitting those customers to receive credits in the event that the Company fails to meet those levels. To date, the Company has not incurred any material costs as a result of such commitments.
Commissions—The Company recognizes commission expense related to subscriptions in the period in which the contract is signed.
Recent Accounting Pronouncements—In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers.” The comprehensive new standard will supersede existing revenue recognition guidance and require revenue to be recognized when promised goods or services are transferred to customers in amounts that reflect the consideration to which the Company expects to be entitled in exchange for those goods or services. The guidance will also require that certain contract costs incurred to obtain or fulfill a contract, such as sales commissions, be capitalized as an asset and amortized as revenue is recognized. Adoption of the new rules could affect the timing of both revenue recognition and recognition of contract costs for certain transactions. The guidance permits two implementation approaches, one requiring retrospective application of the new standard with restatement of prior years and one requiring prospective application of the new standard with disclosure of results under old standards. For the Company, the new standard will be effective January 1, 2018. The Company is currently evaluating the impact of adoption and the implementation approach to be used.
In April 2015, FASB issued ASU 2015-05, “Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement” (“ASU 2015-05”). This standard provides guidance on internal use software to clarify how customers in cloud computing arrangements should determine whether the arrangement includes a software license, which would be accounted for under the FASB Accounting Standards Codification (“ASC”) 350-40. ASU 2015-05 is effective for the Company beginning January 1, 2016. The Company does not believe that this will have a material impact on its consolidated financial statements.
In September 2015, FASB issued ASU 2015-16, “Simplifying the Accounting for Measurement-Period Adjustments” (“ASU 2015-16”). This standard requires an acquirer to recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. ASU 2015-16 also requires separate presentation on the face of the income statement, or disclosure in the notes, of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amount had been recognized as of the acquisition date. ASU 2015-16 is effective for the Company beginning January 1, 2016. The Company does not believe that this will have a material impact on its consolidated financial statements.
In November 2015, FASB issued ASU 2015-17, “Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”). This standard requires entities to present deferred tax assets and deferred tax liabilities as noncurrent in a classified balance sheet. It may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company adopted ASU 2015-17 effective December 31, 2015 on a prospective basis. Adoption of ASU 2015-17 resulted in an immaterial reclassification of the Company’s net current deferred tax asset to net non-current deferred tax asset in the Company’s consolidated balance sheet as of December 31, 2015. No prior periods were retrospectively adjusted.

3. NET LOSS PER SHARE ATTRIBUTABLE TO COMMON SHAREHOLDERS
The Company calculates basic and diluted net loss per common share by dividing the net loss by the weighted average number of common shares outstanding during the period. The Company has excluded all potentially dilutive shares, which include outstanding common stock options and unvested restricted stock, from the weighted average number of common shares outstanding as their inclusion in the computation for all periods would be anti-dilutive due to net losses. The Company’s unvested restricted stock awards are not considered participating securities under the authoritative guidance since any dividends earned on unvested restricted shares are required to be returned if unvested shares are forfeited. The following common stock equivalents were excluded from the computation of diluted net loss per share attributable to common stockholders because they had an anti-dilutive impact (in thousands):

	Year Ended December 31,
	2015	2014	2013
Options to purchase common stock	2,363	2,586	3,652
Nonvested restricted stock	1,481	1,194	880

4. BUSINESS COMBINATION
2015 Acquisition
On January 12, 2015, the Company acquired 100% of the equity of Tomax Corporation (“Tomax”), an enterprise software company that provides an integrated solution for retail point of sale and store operations, for total cash consideration of approximately $60.0 million. The Company is obligated to pay additional consideration of up to $15.0 million, payable in cash or shares of the Company’s common stock at the option of the Company, to the former Tomax equityholders on the first and second anniversary of the date of acquisition, contingent upon the continued employment of certain key employees of Tomax. The Company recognized contingent compensation expense of $7.2 million during the year ended December 31, 2015 related to this consideration. As of December 31, 2015, the entire $7.2 million accrued contingent compensation balance was included in accrued expenses on the consolidated balance sheet. In January 2016, the Company made a payment of approximately $7.5 million in cash to the former Tomax equityholders as conditions for its release have been fulfilled.
For the years ended December 31, 2015 and 2014, the Company incurred transaction related costs in connection with the acquisition of $0.3 million and $0.9 million, respectively, which are included in general and administrative expenses.

Under the acquisition method of accounting, the Company allocated the purchase price to the identifiable assets and liabilities based on their estimated fair value, which was determined by management using the information available as of the date of the acquisition. The allocation of the Tomax purchase consideration to the assets acquired and liabilities assumed was as follows (in thousands):

Cash and cash equivalents	$5,267
Short-term investments	4,251
Accounts receivable	9,470
Property and equipment	987
Developed technology	14,700
Customer relationships	1,300
Trademarks	400
Goodwill	35,086
Accounts payable and accrued expenses	(2,426)
Deferred revenue	(4,610)
Deferred tax liabilities	(6,211)
Other assets / liabilities, net	1,786
Total purchase consideration	$60,000

Methodologies used in valuing the intangible assets include, but are not limited to, relief from royalty for trademarks and multiple period excess earnings method for developed technology and customer relationships. The excess of the purchase price over the total net identifiable assets has been recorded as goodwill, which includes synergies expected from the expanded service capabilities and the value of the assembled work force. For federal income tax purposes, the transaction is treated as a stock acquisition. The goodwill resulting from this transaction is not deductible for tax purposes.
The fair value estimates for the assets acquired and liabilities assumed in the initial purchase price allocation were based upon preliminary calculations and valuations that were subject to change as the Company obtained additional information during the measurement period. After the acquisition date, the Company finalized certain tax returns and obtained additional information about facts and circumstances that existed as of the date of the acquisition, which resulted in a $0.6 million reduction of goodwill with a corresponding offset to certain tax related assets and liabilities. As of December 31, 2015, the Company completed its valuation of the assets acquired and liabilities assumed in connection with the Tomax acquisition.
Tomax’s results of operations are included in the Company’s consolidated operating results since the acquisition date. The following unaudited pro forma results of operations have been presented as if the Tomax transaction occurred on January 1, 2014 (in thousands, except per share data):

	2015	2014
Revenue	$238,604	$184,364
Net loss	(42,585)	(31,409)
Net loss attributable to Demandware	(42,221)	(31,402)
Net loss per share, basic and diluted	$(1.18)	$(0.90)

This information is based on historical results of operations, adjusted for the allocations of purchase price and other acquisition accounting adjustments, and is not necessarily indicative of what the Company’s results would have been had it operated the businesses since January 1, 2014. The supplemental pro forma net loss for the year ended December 31, 2014 was adjusted to include $6.1 million of income tax benefit resulting from the release of valuation allowance that was primarily incurred in the first quarter of 2015 and $1.2 million of acquisition related costs that were primarily incurred in the second half of 2014.

2014 Acquisitions
On October 9, 2014, the Company acquired 100% of the equity of CQuotient, Inc. (“CQuotient”), a cloud personalization provider, for cash consideration of approximately $21.5 million. Additional consideration of up to $3.4 million, payable in cash or shares of the Company’s common stock at the option of the Company, is payable to certain employees in 2 to 3 years after the acquisition date contingent upon their continued employment. For the years ended December 31, 2015 and 2014, the Company recognized contingent compensation expense of $1.2 million and $0.3 million, respectively, related to this consideration. As of December 31, 2015, $0.4 million of the accrued contingent compensation balance was included in accrued expenses and $1.1 million was included in other long-term liabilities on the consolidated balance sheet. As of December 31, 2014, the entire $0.3 million accrued contingent compensation balance was included in other long-term liabilities on the consolidated balance sheet.
On January 22, 2014, the Company acquired 100% of the equity of Mainstreet Commerce LC (“Mainstreet”), a provider of cloud-based distributed order management solutions, for total cash consideration of $19.4 million, of which $7.0 million was held in escrow and was released ratably in quarterly payments through January 2016. The amount in escrow is reserved for payments to key Mainstreet employees for post-combination employment services, and therefore is recorded as a prepayment in the Company’s consolidated balance sheet, and is recognized in the Company’s post-combination financial statements as contingent compensation expense over the employment period. For the years ended December 31, 2015 and 2014, the Company has recognized contingent compensation expense of $3.5 million and $3.3 million, respectively, related to this consideration.
For the year ended December 31, 2014, the Company incurred transaction related costs in connection with these acquisitions of $0.5 million, which were included in general and administrative expenses.
Under the acquisition method of accounting, the Company allocated the purchase price of the acquisitions to the identifiable assets and liabilities based on their estimated fair value, which was determined by management using the information available as of the date of the acquisition. The allocation of the purchase consideration to the assets acquired and liabilities assumed in these acquisitions was as follows (in thousands):

	CQuotient	Mainstreet
Cash	$353	$261
Accounts receivable	343	511
Developed technology	8,500	2,500
Customer relationships	300	300
Trademarks	0	10
Deferred revenue	(366)	0
Deferred tax liabilities	(3,020)	0
Goodwill	15,413	8,966
Other assets / liabilities, net	(42)	(151)
Total purchase consideration	$21,481	$12,397

Methodologies used in valuing the intangible assets include, but are not limited to, relief from royalty for trademarks, replacement cost method for customer relationships and multiple period excess earnings method for developed technology. The excess of the purchase price over the total net identifiable assets has been recorded as goodwill, which includes synergies expected from the expanded service capabilities and the value of the assembled work force in accordance with GAAP.
For federal income tax purposes, the CQuotient transaction is treated as a stock acquisition. The goodwill resulting from this transaction is not deductible for tax purposes. For federal income tax purposes, the Mainstreet transaction is treated as an asset acquisition. The goodwill resulting from this transaction is deductible for tax purposes.
The results of operations of CQuotient and Mainstreet are included in the Company’s consolidated operating results since the respective acquisition date. The Company has not furnished pro forma financial information related to these acquisitions because they are not material, individually or in the aggregate, to the Company’s consolidated results of operations.

5. CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS
A summary of the Company’s cash equivalents and short-term investments at December 31, 2015 is as follows (in thousands):

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Cash Equivalents:
Money market funds	$101,664	$0	$0	$101,664
Certificates of deposit	1,909	0	0	1,909
	$103,573	$0	$0	$103,573
Short-Term Investments:
U.S. government agency bonds	$15,142	$0	$(21)	$15,121
Corporate bonds	7,403	0	(8)	7,395
Municipal securities	41,694	6	(19)	41,681
Certificates of deposit	17,828	0	(5)	17,823
	$82,067	$6	$(53)	$82,020

A summary of the Company’s cash equivalents and short-term investments at December 31, 2014 is as follows (in thousands):

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Cash Equivalents:
Money market funds	$140,107	$0	$0	$140,107
Certificates of deposit	498	0	0	498
Municipal securities	2,015	0	0	2,015
	$142,620	$0	$0	$142,620
Short-Term Investments:
U.S. government agency bonds	$21,304	$1	$(2)	$21,303
Corporate bonds	6,895	0	(3)	6,892
Municipal securities	29,383	2	(7)	29,378
Certificates of deposit	27,307	0	0	27,307
	$84,889	$3	$(12)	$84,880

The contractual maturity dates for the Company’s available-for-sale investments that are classified as short-term investments in the consolidated balance sheets are one year or less from the respective balance sheet dates.

6. DERIVATIVE INSTRUMENTS
The Company conducts business in a number of foreign countries and transacts business in various foreign currencies. Foreign currency exposures typically arise from transactions denominated in a currency other than the functional currency. The Company utilizes foreign currency forward contracts to offset the risks associated with the effect of certain foreign currency exposures. These contracts are entered into so that increases or decreases in the Company’s foreign currency exposures are offset by gains or losses on the forward contracts in order to mitigate the risks and volatility associated with the Company’s foreign currency transactions. The Company had the following outstanding foreign currency forward contracts as of December 31, 2015 and 2014 (in thousands):

	December 31, 2015	December 31, 2014
Currency	Notional Value	Notional Value
Euro	5,800	6,500
British Pounds Sterling	3,000	3,000

The Company has not designated these forward contracts as hedging instruments and accordingly, the Company recorded the fair value of these contracts at the end of each reporting period in its consolidated balance sheet, with changes in the fair value recorded in earnings as other income (expense) in the Company’s consolidated statements of operations.

7. FAIR VALUE MEASUREMENTS
Financial instruments, including cash equivalents, accounts receivable, accounts payable, and accrued expenses are carried in the consolidated financial statements at amounts that approximate fair value at December 31, 2015 and 2014. Fair values are based on market prices and assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.
GAAP defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Additionally, the inputs used to measure fair value are prioritized based on a three-level hierarchy. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Other inputs that are observable directly or indirectly, such as quoted prices for similar assets and liabilities or market corroborated inputs.

•
Level 3—Unobservable inputs are used when little or no market data is available, which requires the Company to develop its own assumptions about how market participants would value the assets or liabilities.

The following table details the fair value measurements within the fair value hierarchy of the Company’s financial assets at December 31, 2015 and 2014 (in thousands):

		Fair Value Measurements Using
	Amounts at Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
At December 31, 2015
Assets—Cash Equivalents:
Money market funds	$101,664	$101,664	$0	$0
Certificates of deposit	1,909	0	1,909	0
Assets—Short-Term Investments:
U.S. government agency bonds	$15,121	$0	$15,121	$0
Corporate bonds	7,395	0	7,395	0
Municipal securities	41,681	0	41,681	0
Certificates of deposit	17,823	0	17,823	0
Assets—Derivative Instruments:
Foreign currency forward contracts	$5	$0	$5	$0

At December 31, 2014
Assets—Cash Equivalents:
Money market funds	$140,107	$140,107	$0	$0
Certificates of deposit	498	0	498	0
Municipal securities	2,015	0	2,015	0
Assets—Short-Term Investments:
U.S. government agency bonds	$21,303	$0	$21,303	$0
Corporate bonds	6,892	0	6,892	0
Municipal securities	29,378	0	29,378	0
Certificates of deposit	27,307	0	27,307	0
Assets—Derivative Instruments:
Foreign currency forward contracts	$69	$0	$69	$0

When developing fair value estimates, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs. When available, the Company uses quoted market prices to measure fair value. If market prices are not available, the fair value measurement is based on models that use primarily market based parameters including yield curves, volatilities, credit ratings and currency rates. In certain cases for which market rate assumptions are not available, the Company is required to make judgments about assumptions market participants would use to estimate the fair value of a financial instrument.
The valuation technique used to measure fair value for the Company’s Level 1 and Level 2 assets is a market approach that uses prices and other relevant information generated by market transactions involving identical or comparable assets. There were no Level 3 financial assets or liabilities at December 31, 2015 and 2014.

8. PROPERTY AND EQUIPMENT
Property and equipment as of December 31, 2015 and 2014 consist of the following (in thousands):

	December 31,
	2015	2014
Computer equipment	$35,427	$24,700
Purchased software	7,227	6,742
Office furniture	2,958	1,352
Leasehold improvements	2,989	1,078
Property and equipment—at cost	48,601	33,872
Less: accumulated depreciation	(26,739)	(19,844)
Property and equipment—net	$21,862	$14,028

Depreciation expense for the years ended December 31, 2015, 2014 and 2013, was $7.6 million, $5.3 million and $4.4 million, respectively.

9. GOODWILL AND INTANGIBLE ASSETS
Goodwill—Changes in the carrying amount of goodwill for the years ended December 31, 2015 and 2014 are as follows (in thousands):

Balance, December 31, 2013	$0
Acquisition of Mainstreet and CQuotient	24,379
Balance, December 31, 2014	$24,379
Acquisition of Tomax	35,086
Balance, December 31, 2015	$59,465

Intangible Assets—Intangible assets as of December 31, 2015 and 2014 are as follows (in thousands, except term information):

		As of December 31, 2015
	Weighted Average Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Developed technology	6.1	$25,700	$5,600	$20,100
Customer relationships	8.1	1,900	365	1,535
Trademarks	2.0	410	204	206
Internal use software	4.7	2,133	169	1,964
Total	6.1	$30,143	$6,338	$23,805

		As of December 31, 2014
	Weighted Average Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Developed technology	5.0	$11,000	$1,242	$9,758
Customer relationships	4.0	600	92	508
Trademarks	1.0	10	10	0
Total	4.9	$11,610	$1,344	$10,266

Amortization expense related to developed technology was $4.4 million and $1.2 million for the years ended December 31, 2015 and 2014, respectively, and was included in the cost of subscription revenue in the accompanying consolidated statements of operations. Amortization expense related to customer relationships and trademarks was $0.5 million and $0.1 million for the years ended December 31, 2015 and 2014, respectively, and was included in operating expenses in the accompanying consolidated statements of operations. Amortization expense related to internal use software was $0.2 million for the year ended December 31, 2015 and was included in the cost of subscription revenue in the accompanying consolidated statements of operations.
Future estimated amortization expense for the intangible assets as of December 31, 2015 is as follows (in thousands):

2016	$5,170
2017	4,878
2018	4,635
2019	3,936
2020	2,494
Thereafter	2,692
Total	$23,805

10. ACCRUED EXPENSES
Accrued expenses consisted of the following (in thousands):

	December 31,
	2015	2014
Compensation and other payroll related expenses	$7,094	$3,871
Bonuses	9,918	8,412
Commissions	5,066	7,176
Acquisition related contingent compensation	7,633	0
Other	7,576	5,694
Total	$37,287	$25,153

11. NONCONTROLLING INTEREST
On September 30, 2014, the Company signed an agreement to establish a joint venture, Demandware K.K., in Japan. During the year ended December 31, 2014, the Company contributed approximately $2.5 million to the joint venture in cash in exchange for 75% of its outstanding shares of common stock, and another investor contributed $0.8 million to the joint venture in cash in exchange for the remaining 25% of its outstanding shares of common stock. No contribution was made to the joint venture during the year ended December 31, 2015.
All shares of the common stock held by the noncontrolling investor are callable by the Company or puttable by the noncontrolling investor upon certain contingent events such as a change of control or a deadlock. Should the call or put options be exercised, the redemption value would be determined based on a prescribed formula derived from (i) the relative revenues of Demandware K.K. and the Company and (ii) the Company’s average market capitalization over a pre-defined period (“Formula Redemption Price”). Certain call or put options contingent upon a change of control may be settled at the Company’s discretion with

Company stock or cash. During an exit period commencing on January 1, 2018 through January 1, 2020, all shares of the common stock held by the noncontrolling investor are callable by the Company or puttable by the noncontrolling investor. If the Company call option is exercised on or before July 1, 2018, the redemption value would be the greater of the Formula Redemption Price or three times the capital investment the noncontrolling investor has made in Demandware K.K. If the Company call option is exercised after July 1, 2018 or if the the noncontrolling investor put option is exercised at any time during the exit period, the redemption value would equal the Formula Redemption Price.
The redeemable noncontrolling interests in Demandware K.K. are classified outside of permanent equity in the Company’s consolidated balance sheet primarily due to the put right available to the redeemable noncontrolling interest holders in the future which may be settled in cash or common stock of the Company. The balance of the redeemable noncontrolling interests is reported at the greater of the initial carrying amount adjusted for the redeemable noncontrolling interests’ share of earnings, or its estimated redemption value. The resulting changes in the estimated redemption amount (increases or decreases) are recorded with corresponding adjustments against additional paid-in capital.
The changes in the redeemable noncontrolling interests classified as temporary equity in the balance sheet for the years ended December 31, 2015 and 2014 are as follows (in thousands):

Balance, December 31, 2013	$0
Contribution from noncontrolling interests	830
Net loss attributable to noncontrolling interests	(7)
Balance, December 31, 2014	$823
Less: Net loss attributable to noncontrolling interest	(364)
Less: Other comprehensive loss attributable to noncontrolling interest	(2)
Balance, December 31, 2015	$457

12. COMMITMENTS AND CONTINGENCIES
Operating Leases—The Company has several operating leases for its office space that expire on various dates through 2026. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent and rent concessions. During the years ended December 31, 2015, 2014 and 2013, rent expense was $5.6 million, $3.4 million and $2.6 million, respectively.
The Company’s obligation for lease payments is as follows at December 31, 2015 (in thousands):

Years Ending December 31,
2016	$6,425
2017	6,520
2018	6,183
2019	5,718
2020	3,577
Thereafter	8,413
Total minimum lease payments	$36,836

Co-location Services—The Company has agreements with third parties to provide co-location services for hosting operations, which typically have a term of 24 months and expire by December 2018. The agreements require payment of a minimum amount per month for a fixed period of time in return for which the co-location service provider provides certain guarantees of network availability.
The Company recorded co-location service expenses of $6.6 million, $5.3 million, and $3.2 million during the years ended December 31, 2015, 2014 and 2013, respectively. Future minimum payments as of December 31, 2015 under these arrangements are $3.9 million in 2016 and $2.1 million in 2017.
Legal Proceedings—The Company has received both direct claims from non-practicing entities claiming infringement of patents owned by them and indemnification requests from customers that have received letters from or been sued by such entities. Many of those underlying claims have not yet been resolved, and the extent, if any, of the Company’s indemnification obligations has not been determined. Certain of these matters include speculative claims for substantial or indeterminate amounts of damages. In addition, some of the patents at issue are the subject of pending legal proceedings between the patent owners and one or more leading digital commerce companies, and the outcome of those proceedings could affect the extent to which the patent owners seek to prosecute claims against the Company or its customers. The Company’s business could be materially adversely affected by any significant disputes between the Company and its customers as to intellectual property litigation to which the Company might become a party or for which the Company may be required to provide indemnification. Adverse results in these matters may include awards of substantial monetary damages, costly licensing agreements, or orders preventing the Company from offering certain features, functionalities, products, or services, and may also cause the Company to change its business practices, and require development of non-infringing products or technologies, which could result in a loss of revenues and otherwise harm the Company’s business. As of December 31, 2015, the Company has not made an accrual related to these matters.
The Company records a liability when it believes that a loss is both probable and reasonably estimable. On a quarterly basis, the Company reviews each of its legal proceedings to determine whether it is probable, reasonably possible or remote that a liability has been incurred and, if it is at least reasonably possible, whether a range of loss can be reasonably estimated. Significant judgment is required to determine both the likelihood of there being a loss and the estimated amount of such loss. Until the final resolution of such matters, there may be an exposure to loss in excess of the amount recorded, and such amounts could be material. The Company expenses legal fees in the period in which they are incurred.
In all of the Company’s outstanding legal matters for which it has not made an accrual, the Company is unable to estimate a range of reasonably possible loss due to various factors, including, among others, the early stage and uncertain outcome of the pending lawsuits to which the Company is not a party; and the significant factual issues to be resolved regarding the extent, if any, of the Company’s indemnification obligations. Given the significant uncertainties involved in these matters, the Company cannot predict the timing or extent of their impact, if any, on its business, consolidated financial position, results of operations or cash flows, particularly in any fiscal quarter in which it may accrue a related liability.

13. STOCK-BASED COMPENSATION
The following table presents stock-based compensation expense included in the Company’s consolidated statements of operations for the years ended December 31, 2015, 2014 and 2013 (in thousands):

	Year Ended December 31,
	2015	2014	2013
Cost of subscription revenue	$985	$701	$391
Cost of service revenue	3,175	1,967	1,179
Sales and marketing	11,254	7,474	4,296
Research and development	11,867	7,513	3,574
General and administrative	9,439	8,975	5,248
	$36,720	$26,630	$14,688

Stock-based compensation cost for the years ended December 31, 2015, 2014 and 2013 includes $7.0 million, $6.4 million and $6.1 million, respectively, related to stock options, and $0.5 million, $0.4 million and 0.2 million, respectively, related to the Company’s Employee Stock Purchase Plan (“ESPP”). The remaining expense for each period relates to restricted stock.
As of December 31, 2015, the Company had two stock-based compensation plans, the 2004 Stock Option and Grant Plan (the “2004 Plan”), and the 2012 Stock Incentive Plan (the “2012 Plan”). The 2012 Plan provides for the grant of incentive stock options to the Company’s employees and the grant of non-statutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to the Company’s employees, directors and consultants. Upon the effectiveness of the 2012 Plan, the Company ceased granting awards under the 2004 Plan. However, the 2004 Plan continues to govern the terms and conditions of the outstanding awards previously granted thereunder.
Under the 2012 Plan, the Company may issue up to 8,126,768 shares of common stock pursuant to stock options and stock awards, which include shares of common stock reserved for issuance under the 2004 Plan that remained available for issuance immediately prior to the inception of the 2012 Plan. As of December 31, 2015, the Company has authorized 240,000,000 shares of common stock and 3,887,916 shares of common stock remain available under the 2012 Stock Incentive Plan.
Stock Options—Under the 2012 Plan, stock options may be granted at an exercise price not less than the fair market value of the Company’s common stock on the date of grant. Substantially all stock options currently outstanding under both plans vest over a period of four years.

The Company uses the Black-Scholes option-pricing model to estimate the fair value of stock options awards and determine the related compensation expense. The fair value of the stock options granted was calculated using the following key assumptions:

	Year Ended December 31,
	2015	2014	2013
Risk-free interest rate	1.5%	1.8%	2.1%
Expected dividend yield	0%	0%	0%
Expected term (in years)	6.1	6.1	6.1
Weighted average expected volatility	47.7%	49.2%	50.4%

The risk-free interest rate assumption was based on the U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. The assumed dividend yield was based on the Company’s expectation of not paying dividends in the foreseeable future. The weighted-average expected life of options granted reflects the application of the simplified method, which represents the average of the contractual term of the options and the weighted-average vesting period for all option tranches. The simplified method has been used since the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term due to a limited period of the Company’s life. The Company bases the majority of its estimate of expected volatility using volatility data from comparable public companies in similar industries and markets because there is currently limited public market history for the Company’s common stock, and therefore, a lack of market-based company-specific historical and implied volatility information.
The summary of stock option activity for the year ended December 31, 2015 is as follows (in thousands, except per share and term information):

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value
Outstanding—December 31, 2014	2,586	$16.18
Granted	180	59.93
Forfeited	(34)	33.96
Expired or cancelled	(1)	2.36
Exercised	(368)	17.00
Outstanding—December 31, 2015	2,363	$19.13	5.55	$85,408
Exercisable—December 31, 2015	1,945	$11.84	4.96	$82,843
Options vested and expected to vest—December 31, 2015	2,343	$18.80	5.52	$85,352

The following table summarizes information relating to stock options granted and exercised (in thousands, except per share data):

	Year Ended December 31,
	2015	2014	2013
Weighted average grant date fair value per share	$28.13	$31.79	$16.87
Aggregate intrinsic value of options exercised	16,659	29,363	42,099
Cash proceeds received upon exercise of options	6,249	6,848	7,948

The aggregate intrinsic value represents the difference between the fair value at exercise and the exercise price paid by the employee.
As of December 31, 2015, total compensation cost not yet recognized related to stock option awards was $9.3 million, which is expected to be recognized over a weighted-average period of 2.4 years.
Restricted Stock Awards—The Company’s restricted stock awards generally vest over a two- or four-year period and upon vesting, the restrictions on the shares are released. The fair value of the restricted stock awards is measured based upon the market price of the underlying common stock as of the date of grant. The Company also issued certain restricted stock awards with vesting solely dependent on the achievement of specified performance targets.
The summary of restricted stock awards activity is as follows (in thousands, except per share data):

	Number of Shares	Weighted- Average Grant Date Fair Value
Nonvested at December 31, 2014	1,194	$51.40
Granted	951	60.95
Vested	(526)	49.92
Forfeited	(138)	52.80
Nonvested at December 31, 2015	1,481	57.88

The following table summarizes information relating to restricted stock granted and vested (in thousands, except per share data):

	Year Ended December 31,
	2015	2014	2013
Weighted average grant date fair value per share	$60.95	$66.18	$33.13
Total fair value of restricted stock vested	30,382	25,801	6,418

Total compensation cost not yet recognized related to restricted stock awards was $68.3 million, which is expected to be recognized over a weighted-average period of 2.9 years.
Employee Stock Purchase Plan—The ESPP permits eligible employees to purchase up to an aggregate of 400,000 shares of the Company’s common stock through accumulated payroll deductions. Each offering is a six month period (a “Plan Period”), and the purchase price of the stock is equal to 85% of the lesser of the market value of such shares at the first or last business day of a Plan Period. During the years ended December 31, 2015, 2014 and 2013, employee contributions were accumulated to purchase 33,689, 27,088 and 14,934 shares, respectively, at weighted average prices per share of $46.91, $51.34 and $36.47, respectively. The fair value of the ESPP shares purchased is estimated on the Plan Period commencement date using a Black-Scholes pricing model with the expense recognized over the expected life, which is the Plan Period. The weighted average fair value per share of ESPP shares purchased during the years ended December 31, 2015, 2014 and 2013 was $13.54, $16.43 and $9.62, respectively. At December 31, 2015, 324,289 shares remain available for future issuance under the ESPP.

14. INCOME TAXES
The provision for income taxes for the years ended December 31, 2015, 2014 and 2013 consists of the following (in thousands):

	December 31,
	2015	2014	2013
(Loss) income before income taxes:
Domestic	$(43,616)	$(31,431)	$(19,062)
International	1,783	2,321	1,634
	$(41,833)	$(29,110)	$(17,428)

	December 31,
	2015	2014	2013
Current income tax provision:
Federal	$2	$0	$0
State	63	72	52
Foreign	993	776	457
Total current income tax provision	1,058	848	509
Deferred income tax (benefit) provision:
Federal	(5,068)	(2,795)	0
State	(765)	(3)	0
Foreign	(57)	(100)	65
Total deferred income tax (benefit) provision	(5,890)	(2,898)	65
Total income tax (benefit) provision	$(4,832)	$(2,050)	$574

The 2015 income tax benefit includes the release of $6.1 million of valuation allowance that resulted from the recognition of the deferred tax liabilities in the Tomax acquisition, which provided evidence to support the recoverability of the deferred tax asset.
The differences in total provision for income taxes that would result from applying the 34% federal statutory rate to loss before income taxes and the reported provision for income taxes are as follows:

	December 31,
	2015	2014	2013
U.S. Federal tax expense at statutory rates	34%	34%	34%
State income taxes, net of federal tax benefit	4%	2%	0.5%
Foreign rate differential	1%	1%	0.5%
Permanent differences	(3)%	6%	(4)%
Stock-based compensation	(6)%	(6)%	(3)%
Uncertain tax provisions	(1)%	(1)%	(1)%
Valuation allowance	(17)%	(29)%	(30)%
	12%	7%	(3)%

Components of the net deferred tax assets as of December 31, 2015 and 2014 are as follows (in thousands):

	December 31,
	2015	2014
Operating loss carryforwards	$24,087	$17,804
Capitalized research and development and intangible assets	(2,618)	4,226
Accrued expenses	11,286	7,411
Research and development credits	4,597	3,738
Deferred revenue	3,739	1,578
Stock compensation	5,922	5,367
Depreciation	38	167
Other	(24)	24
Total deferred tax assets	47,027	40,315
Valuation allowance for deferred tax assets	(47,539)	(40,493)
Net deferred tax liability	$(512)	$(178)

The Company has historically incurred operating losses, and given the cumulative losses and limited history of profits, the Company has recorded a full valuation allowance against its deferred tax assets for all periods to date with the exception of the deferred tax asset related to its wholly owned foreign entities.
In general, it is the practice and intention of the Company to reinvest the earnings of its non-U.S. subsidiaries in those operations. As of December 31, 2015, the Company has not made a provision for U.S. or additional foreign withholding taxes of the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries that are essentially permanent in duration. Generally, such amounts become subject to U.S. taxation upon the remittance of dividends and under certain other circumstances. It is not practicable to estimate the amount of deferred tax liability related to investments in these foreign subsidiaries.
During the year ended December 31, 2015, the valuation allowance increased by $7.0 million due to the increase in deferred tax asset associated with the net operating loss, research and development costs, accrued expenses and the full valuation allowance against these assets. During the year ended December 31, 2014, the valuation allowance increased by $9.4 million due to the increase in deferred tax asset associated with the research and development costs and accrued expenses and the full valuation allowance against these assets.
At December 31, 2015, the Company had federal and state net operating loss carryforwards of approximately $170.8 million and $63.5 million, respectively. At December 31, 2015, the Company also had federal and state research and development tax credit carryforwards of $4.9 million and $3.3 million, respectively. The net operating loss carryforwards and tax credits expire at various dates through 2035. Because of the change of ownership provisions of the Tax Reform Act of 1986, use of a portion of the Company’s domestic net operating loss and tax credit carryforwards may be limited in future periods. Further, a portion of the carryforwards may expire before being applied to reduce future income tax liabilities.
As a result of certain realization requirements of share-based payment accounting guidance, the table of deferred tax assets and liabilities shown above does not include certain deferred tax assets as of December 31, 2015 and 2014 that arose directly from tax deductions related to equity compensation in excess of compensation recognized for financial reporting. Equity will be increased by $41.9 million if and when such deferred tax assets are ultimately realized. The Company uses the ordering pursuant to ASC 740, “Income Taxes” when determining when excess tax benefits have been realized.
The following table indicates the changes to the Company’s unrecognized tax benefits for the years ended December 31, 2015, 2014 and 2013 (in thousands):

	2015	2014	2013
Beginning balance	$1,506	$1,418	$1,061
Decrease related to current tax year	(22)	(409)	0
Increase related to current tax year	376	497	357
Ending balance	$1,860	$1,506	$1,418

Accrued interest and penalties included in the liability for unrecognized tax benefits was immaterial. The Company expects none of the unrecognized tax benefits will change within the next 12 months related to expired statutes or settlement with the taxing authorities. Under the Company’s accounting policies, the unrecognized tax benefits disclosed above are presented in the financial statements as a reduction to a deferred tax asset.
The Company files federal, state, and foreign income tax returns in jurisdictions with varying statutes of limitations. With few exceptions, all tax years 2004 through 2015 remain subject to examination by federal and most state tax authorities due to the Company’s net operating loss carryforwards. In the Company’s foreign jurisdictions, all tax years remain subject to examination.

15. EMPLOYEE BENEFITS
The Company has a 401(k) defined contribution plan (the “401(k) Plan”) that covers substantially all domestic employees of the Company. The 401(k) Plan allows employees to contribute gross salary through payroll deductions up to the legally mandated limit. During the year ended December 31, 2015, one of the Company’s domestic subsidiaries provided its employees with a matching contribution. Effective January 1, 2016, the Company will provide a matching contribution to all qualified domestic employees. The Company also contributes to various retirement plans for its employees outside the United States. The Company contributed $0.5 million, $0.2 million and $0.1 million to its various retirement plans for the years ended December 31, 2015, 2014 and 2013, respectively.

16. SELECTED QUARTERLY INFORMATION (UNAUDITED)
The following table sets forth certain unaudited quarterly results of operations of the Company for the years ended December 31, 2015 and 2014. In the opinion of management, this information has been prepared on the same basis as the audited consolidated financial statements and all recurring adjustments necessary have been included in the amounts stated below to present fairly the quarterly information when read in conjunction with the audited consolidated financial statements and notes thereto included elsewhere in this Annual Report on Form 10-K. The quarterly operating results are not necessarily indicative of future results of operations.

	2015
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenue	$50,276	$53,858	$57,582	$75,563
Gross profit	35,233	37,571	40,686	56,324
(Loss) income from operations	(11,163)	(20,150)	(11,731)	379
(Loss) income before income taxes	(10,875)	(19,968)	(11,654)	664
Net (loss) income	(5,280)	(20,107)	(12,037)	423
Net loss attributable to noncontrolling interest	(58)	(86)	(118)	(102)
Net loss (income) attributable to Demandware	(5,222)	(20,021)	(11,919)	525
Basic (net loss) earnings per share attributable to Demandware	$(0.15)	$(0.56)	$(0.33)	$0.01
Diluted (net loss) earnings per share attributable to Demandware	$(0.15)	$(0.56)	$(0.33)	$0.01

	2014
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenue	$32,574	$36,746	$38,731	$52,502
Gross profit	23,666	26,741	27,946	40,152
Loss from operations	(8,100)	(8,364)	(5,147)	(6,181)
Loss before income taxes	(8,098)	(8,297)	(6,150)	(6,565)
Net loss	(8,363)	(8,524)	(6,349)	(3,824)
Net loss attributable to noncontrolling interest	0	0	0	(7)
Net loss attributable to Demandware	(8,363)	(8,524)	(6,349)	(3,817)
Basic net loss per share attributable to Demandware	$(0.24)	$(0.25)	$(0.18)	$(0.11)
Diluted net loss per share attributable to Demandware	$(0.24)	$(0.25)	$(0.18)	$(0.11)